UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012 (February 16, 2012)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio		43215-3976
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2. Financial Information

Item 2.02. Results of Operations and Financial Condition.

On February 16, 2012, State Auto Financial Corporation (the “Company”) issued a press release disclosing its fourth quarter and year 2011 results (the “Release”). The full text of the Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Release included a non-GAAP financial measure, net income (loss) from operations per diluted share. Net income (loss) from operations differs from GAAP net income (loss) only by the exclusion of realized capital gains (losses), net of applicable taxes, on investment activity for the periods being reported. For the three-month periods ended December 31, 2011 and 2010, GAAP net income was $2.49 per diluted share and $0.94 per diluted share, respectively, while net income from operations was $2.30 per diluted share and $0.78 per diluted share for these same respective periods. For the three-month periods ended December 31, 2011 and 2010, realized capital gains, net of applicable taxes, increased the GAAP net income per diluted share by $0.19 and $0.16, respectively.

Management uses net income (loss) from operations because it believes this calculation better indicates the Company’s operating performance than GAAP net income (loss) because net income (loss) from operations excludes the sometimes volatile realized capital gains/losses, net of applicable federal income taxes, that can produce inconsistent results. Net income (loss) from operations provides a more consistent measure on which to predict future earnings of the Company.

The Release also included non-GAAP financial measures as to net written premium. Due to the significant changes in the Company’s net written premium as a result of implementing the homeowners quota share arrangement and the 2011 pooling participation percentage changes at the end of 2011, the following non-GAAP financial measures were provided in the Release in order to enable investors to perform a meaningful comparison of the Company’s current and historical net written premium:

(1)

A 12.8% increase in total net written premium for the fourth quarter 2011 from the same period in 2010, which excluded the impact of the homeowners quota share arrangement(1) and the 2011 pooling participation percentage change(2);

(2)

A 125.4% increase in net written premium for the specialty insurance segment for the fourth quarter 2011 from the same period in 2010, which represented 14.6% of the above mentioned 12.8% increase in total net written premium, and which excluded the impact of the 2011 pooling participation percentage change(2);

(3)

A 3.9% decrease in net written premium for the personal insurance segment for the fourth quarter 2011 from the same period in 2010, which excluded the impact of the homeowners quota share arrangement(1) and the 2011 pooling participation percentage change(2);

(4)

A 2.3% increase in net written premium for the business insurance segment for the fourth quarter 2011 from the same period in 2010, which excluded the impact of the 2011 pooling participation percentage change(2);

(5)

A 10.5% increase in total net written premium for the year 2011 from the same period in 2010, which excluded the impact of the homeowners quota share arrangement(1), the 2011 pooling participation percentage change(2), the 2011 Rockhill Insurers pooling change(3) and the 2010 pooling change(4);

(6)

A 130.3% increase in net written premium for the specialty insurance segment for the year 2011 from the same period in 2010, which represented 12.3% of the above mentioned 10.5% increase in total net written premium, and which excluded the impact of the 2011 pooling participation percentage change(2), the 2011 Rockhill Insurers pooling change(3) and the 2010 pooling change(4);

(7)

A 3.0% decrease in net written premium for the personal insurance segment for the year 2011 from the same period in 2010, which excluded the impact of the homeowners quota share arrangement(1), the 2011 pooling participation percentage change(2) and the 2010 pooling change(4); and

(8)

No percentage change in net written premium for the business insurance segment for the year 2011 from the same period in 2010, which excluded the impact of the 2011 pooling participation percentage change(2).

(1)	Homeowners quota share arrangement: As of December 31, 2011, the State Auto Group entered into a three-year quota share reinsurance agreement with a syndicate of insurers covering its homeowners book of business.
(2)	2011 pooling participation percentage change: As of December 31, 2011, the intercompany reinsurance pooling arrangement was amended to reduce the overall participation percentage of the Company’s insurance subsidiaries from 80% to 65%.
(3)	2011 Rockhill Insurers pooling change: As of January 1, 2011, the intercompany reinsurance pooling arrangement was amended to add the Rockhill insures to the pool.
(4)	2010 pooling change: As of January 1, 2010, the intercompany reinsurance pooling agreement was amended to add State Auto National Insurance Company to the pool and to include voluntary assumed reinsurance from third parties unaffiliated with the pooled companies that was assumed on or after January 1, 2009.

Section 7. Regulation FD

Item 7.01. Regulation FD Disclosure.

The Company’s management conducted a conference call on February 16, 2012, at approximately 10:00 a.m., ET, to review the Company’s fourth quarter and year 2011 results and to respond to questions from interested investors and financial analysts. A transcript of the conference call is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9. Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press release issued by State Auto Financial Corporation on February 16, 2012, regarding the fourth quarter and year 2011 results.

99.2	Transcript of conference call held by management of State Auto Financial Corporation on February 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: February 21, 2012	By	/s/ Steven E. English

Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by State Auto Financial Corporation on February 16, 2012, regarding results of operations for the three- and nine-month periods ended September 30, 2011.

99.2	Transcript of conference call held by management of State Auto Financial Corporation on February 16, 2012.